Exhibit 10.1

LKQ Corporation
Long Term Incentive Plan

1.             Purpose. The purpose of the LKQ Corporation Long Term Incentive Plan (the “Plan”) is to advance the interests of LKQ Corporation (the “Company”) by providing for long-term performance awards for officers and other key persons of the Company or one or more of its subsidiaries so as to attract and retain such persons, make their compensation competitive with other opportunities, and cause them to strive to increase the Company’s cumulative returns to its stockholders.

2.             Administration. The Plan shall be administered (the “Administrator”) by the Compensation Committee of the Board of Directors of the Company. The Board of Directors of the Company (the “Board”) may hereafter in its discretion designate the Board or a committee thereof to administer the Plan, in which event such other administrator shall be deemed the “Administrator” hereunder.

3.             Participants; Performance Periods; Portion of Awards.

(a)  Participants in the Plan shall be selected by the Administrator.

(b)  For purposes hereof, each “Performance Period” during the term of the Plan shall begin on January 1 and shall terminate on December 31 of the third calendar year ending thereafter. The first Performance Period pursuant to the Plan shall begin on January 1, 2006 and end on December 31, 2008.

(c)  If a person becomes a participant in the Plan during any Performance Period, the participant’s award for such Performance Period shall be prorated to reflect such participant’s actual number of full months of participation; provided, however, such proration shall not be applicable to participants designated by the Administrator on the date of adoption of the Plan by the Compensation Committee of the Board with respect to the first Performance Period.

4.             Performance Awards.

(a)  Subject to Section 4(d) below, each participant in the Plan shall be entitled to a performance award equal to the product of such participant’s annual base salary (as of the last day of the applicable Performance Period) multiplied by such participant’s  “Award Percentage” (as defined in Section 4(b) below).

(b)  The Administrator shall assign for each Participant (1) a range of base salary percentages (the “EPS Component”) to a range of EPS Growth percentages; (2) a range of base salary percentages (the “Revenue Component”) to a range of Revenue Growth percentages; and (3) a range of base salary percentages (the “ROE Component”) to a range of ROE Growth points. For purposes of the Plan, the number and percentages assigned to a particular participant pursuant to the immediately preceding sentence shall be collectively referred to as the “Award Components.” A sample Award Component Matrix is attached hereto as Exhibit 1. Each participant’s “Award Percentage” shall mean the sum of (1) the EPS Component that corresponds to the Company’s EPS Growth, (2) the Revenue Component that corresponds to the Company’s Revenue Growth, and (3) the ROE Component that corresponds to the Company’s ROE Growth. For purposes of the Plan:

(i)            “EPS Growth” shall mean the percentage growth of the Company’s diluted net income per share, as disclosed by the Company on its audited financial statements, from the “Base Year” (as defined below) to the “Final Year” (as defined below).

(ii)           “Revenue Growth” shall mean the percentage growth of the Company’s revenue, as disclosed by the Company on its audited financial statements, from the Base Year to the Final Year.

(iii)          “ROE Growth” shall mean the amount (expressed in basis points) by which the Company’s return on equity (total net income for such year divided by the average total stockholders’ equity for the four quarters of such year) for the Final Year exceeds the Company’s return on equity for the Base Year.

(iv)          “Base Year” shall mean the year ended December 31 in the year immediately preceding the applicable Performance Period.

(v)           “Final Year” shall mean the year ended on the last day of such Performance Period.

(c)  In the event of any change in corporate capitalization of the Company, such as a stock split, stock dividend or other distribution of stock, a proportionate adjustment shall be made to the calculation of the awards granted hereunder.

(d)  Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall be applicable to participation in the Plan by any individual whose total compensation for any year exceeds the amount specified by Section 162(m) of the Internal Revenue Code of 1986, as amended, if any portion of such participant’s compensation would otherwise be non-deductible by the Company pursuant to that Section:

(i)  Each such participant’s performance award for any Performance Period shall be based solely on the achievement of the goals applicable pursuant to Section 4 (b) above.

(ii)  With respect to each such participant, no bonus shall be payable hereunder except upon written certification by the Administrator that the applicable performance goals have been satisfied to a particular extent.

(iii)  The specific performance goals to be attained for the year shall be determined by a committee consisting of at least two members of the Board each of whom shall qualify as an ”outside director” (within the meaning of Section 162(m) of the Code).

(iv)  The specific performance goals shall be established by such committee no later than 90 days after the beginning of the Performance Period to which they relate.

5.             Cash and Deferred Awards.

(a) Performance awards for each Performance Period shall be payable as follows:

(i)  An amount equal to 50% of the performance award (the “Cash Award”) shall be paid in cash as soon as practicable after the end of the Performance Period (but in no event later than March 15 of the year following the end of the Performance Period); and

(ii)  An amount equal to 50% of the performance award (the “Deferred Award”), including interest thereon as set forth in Section 6 hereof, shall be paid in cash as soon as practicable after the date of vesting (but in no event later than March 15 of the year following the date of vesting), determined pursuant to Section 7 hereof.

(b)  Subject to Section 4(c) above, the maximum amount of a performance award that may be awarded pursuant to Section 4(b) hereof to a participant with respect to any Performance Period pursuant to this Plan shall be limited to $3,000,000. The Deferred Award portion of each performance award shall accrue interest as contemplated by Section 6 hereof.

6.             Interest on Deferred Award. An amount equal to the Deferred Award granted to each participant pursuant hereto shall be credited to a bookkeeping account maintained by the Company in the name of each participant (a “Deferred Account”) as of the last day of each Performance Period with respect to which a Deferred Award is payable. The portions of a participant’s Deferred Award shall accrue interest from the first day after the end of the applicable Performance Period until the date such portion has vested, at a rate per annum equal to the Prime Rate (as published in The Wall Street Journal) adjusted quarterly on the first day of each January, April, July and October.

7.             Vesting.

(a)  A participant whose employment with the Company or one of its subsidiaries is terminated during any Performance Period shall not be entitled to the payment of a performance award under the Plan for such Performance Period.

(b)  A participant’s right to receive a Cash Award for any Performance Period shall vest on the close of business on the last day of such Performance Period.

(c)  A participant’s right to receive a Deferred Award or any portion thereof for any Performance Period shall vest with respect to one-third of the Deferred Award on each one year anniversary of the end of the Performance Period to which the Deferred Award relates, over a total of three years; provided that if the participant is not an employee of the Company or one of its subsidiaries on any such date, then such award or any portion thereof shall not vest, except as hereinafter provided. If the participant is not an employee of the Company or one or more of its subsidiaries on any such date as a result of the participant’s normal retirement at the age of 65, death or total disability, the participant or his beneficiary designated pursuant to Section 10 hereof shall be entitled to payment of the entire Deferred Award as soon as practicable after such attainment of normal retirement age, death or total disability. An individual shall be deemed to have suffered a “total disability,” pursuant to §409A(a)(2)(C) of the Code, if the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or metal impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period not less than three (3) months under an accident and health plan covering employees of the Company.

8.             Change of Control. In the event of a Change of Control of the Company, (i) each Performance Period which has not yet ended shall end as of the calendar quarter coincident with or next following the date of such Change of Control, (ii) each unpaid Cash Award from such Performance Periods and each unpaid Deferred Award from such Performance Periods and from prior Performance Periods shall vest as of the close of the business on the last day of each such Performance Period (as determined in accordance with clause (i)), (iii) the Administrator shall cause the performance awards payable to participants to be promptly calculated, and (iv) the Company shall pay such performance awards to participants as promptly as practicable following the Administrator’s determination, notwithstanding any Plan provision to the contrary. In calculating the performance awards payable to participants in connection with a Change in Control, the Administrator shall (a) decrease the Award Components on a pro rata basis to account for the decreased length of the applicable Performance Period, and (b) discount the performance awards to account for the time value of money as required by Section 162(m) of the Code. For purposes of Section 8, Change of Control shall have the same meaning as defined in IRS Prop. Reg. Sec. 1.409A-3(g)(5). Notwithstanding the foregoing, Change of Control shall have the same meaning as defined in the Company’s 1998 Equity Incentive Plan, as amended from time to time, solely with respect to Cash Awards.

9.             Participants’ Interest. A participant’s benefits hereunder shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company and the Plan shall not give any person any right or security interest in any asset of the Company nor shall it imply any trust or segregation of assets by the Company.

10.           Designation of Beneficiaries. A participant from time to time may name in writing any person or persons (who may be named concurrently, contingently or successively) to whom his or her benefits are to be paid if he or she dies before complete payment of such benefits. Each such beneficiary designation will revoke all prior designations by the participant with respect to the Plan, shall not require the consent of any previously named beneficiary, shall be in a form prescribed by the Administrator, and will be effective only when filed with the Administrator during the participant’s lifetime. If the participant fails to designate a beneficiary before his or her death, as provided above, or if the beneficiary designated by the participant dies before the date of the participant’s death or before complete payment of the participant’s benefits, the Company, in its discretion, may pay the remaining unpaid portion of the participant’s benefits to either (i) one or more of the participant’s relatives by blood, adoption or marriage and in such proportion as the Company determines; or (ii) the legal representative or representatives of the estate of the last to die of the participant and his or her designated beneficiary.

11.           Facility of Payment. If a participant or his or her beneficiary is entitled to payments under the Plan and in the Company’s opinion such person becomes in any way incapacitated so as to be unable to manage his or her financial affairs, the Company may make payments to the participant’s or such beneficiary’s legal representative, or to a relative or friend of the participant or beneficiary for such person’s benefit, or the Company may make payments for the benefit of the participant or beneficiary in any manner that it considers advisable. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment hereunder.

12.           Non-Alienation of Benefits. All rights and benefits under the Plan are personal to the participant and neither the Plan nor any right or interest of a participant or any person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company’s consent.

13.           Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Internal Revenue Code or the Social Security Act or any state’s income tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

14.           No Employment Rights. The Plan is not a contract of employment and participation in the Plan will not cause any participant to have any rights to continue as an employee of the Company (or any affiliated entity), or any right or claim to any benefit under the Plan, unless the right or claim has specifically vested under the Plan.

15.           Administrator or Company Determinations Final. Each determination provided for in the Plan shall be made by the Administrator or the Company, as the case may be, under such procedures as may from time to time be prescribed by the Administrator or the Company. Any such determination shall be conclusive. The Administrator, in its sole and absolute discretion, may reduce, but not increase, the amount of any award otherwise payable to a participant, based on any subjective or objective factors that the Administrator determines to be appropriate. Notwithstanding any other provisions of the Plan to the contrary, neither the Company nor the Administrator is empowered to make any determinations hereunder that cause the Plan to fail to comply with the requirements of Section 162(m) of the Code.

16.           Amendment or Termination. The Administrator may in its sole discretion terminate or amend the Plan from time to time. No such termination or amendment shall alter a participant’s right to receive a vested award under the Plan.

17.           Successors. Unless otherwise agreed to, the Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise

18.           Controlling Law. The Plan shall be constructed in accordance with the internal laws of the State of Illinois, and shall be operated and administered in accordance with §409A of the Code, to the extent applicable.

19.           Date of Adoption. The Plan has been adopted by the Compensation Committee of the Board as of January 27, 2006, subject to stockholder approval, and by the stockholders of the Company as of May 8, 2006.

Exhibit 1

Award Component Matrix

Participant:
Performance Period:

EPS GROWTH (%)	EPS COMPONENT (%)

REVENUE GROWTH (%)	REVENUE COMPONENT (%)

ROE GROWTH (basis points)	ROE COMPONENT (%)